Exhibit 5.2

August 8, 2012

Affiliated Managers Group, Inc.

600 Hale Street

Prides Crossing, MA 01965-1000

Ladies and Gentlemen:

Reference is made to our opinion dated August 6, 2010 and included as Exhibit 5.1 to the registration statement on Form S-3 (File No. 333-168627) (the “Registration Statement”), filed by Affiliated Managers Group, Inc, (the “Company”) and AMG Capital Trust III, as of August 6, 2010, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act and the proposed issuance and sale from time to time pursuant to Rule 415 under the Securities Act of shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”) and other securities as specified therein. We are rendering this supplemental opinion in connection with the Company’s proposed issuance and delivery of up to 4,500,000 shares of Common Stock (the “Shares”) from time to time, in settlement of, and pursuant to the Confirmation Letter Agreement dated August 8, 2012, between the Company and Deutsche Bank AG, London Branch, as forward purchaser (“DB”) (the “DB Confirmation”, and together with any subsequent related Confirmation Letter Agreements entered into with DB on substantially the same terms, the “DB Confirmations”) and the Confirmation Letter Agreement dated August 8, 2012, between the Company and Bank of America, N.A. (“BOFA”) (the “BAML Confirmation”, and together with any subsequent related Confirmation Letter Agreements entered into with BOFA on substantially the same terms, the “BAML Confirmations”).

In connection with this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law, including the reported cases interpreting that law.

Based upon the foregoing, we are of the opinion that, when issued and delivered in conformity with the authorizing resolutions of the Company’s Board of Directors dated May 31, 2011 and July 24, 2012 and the authorizing resolutions of the Pricing Committee of the Board of Directors, and against payment of the purchase price therefor in accordance with the DB Confirmations and the BAML Confirmations and as contemplated by the Registration Statement and any applicable prospectus, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the incorporation by reference of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP